Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR UPDATE GUIDANCE
New guidance updates for higher retail net adds and the effect of launching the St. Louis market

CHICAGO - March 18, 2005 - Telephone and Data Systems, Inc. [AMEX:TDS] and United States Cellular Corporation [AMEX:USM] today announced an update to certain full-year guidance metrics. The updated guidance relates to U.S. Cellular's higher than planned retail net customer additions in the first two months of the year and U.S. Cellular's launch of the St. Louis, Mo. market, with a population of 2.9 million, now planned for the third quarter of 2005. The updated guidance increases retail net customer additions by 50,000 and reduces operating income by $40 to $50 million. Previous guidance for service revenues did not change.

Operating expenses associated with the launch include the hiring and training of personnel, marketing and advertising expenses, promotional spending and distribution costs. U.S. Cellular's previously stated capital spending guidance for 2005 of $570 - $610 million, which included the costs of completing the build-out of the St. Louis network, is unchanged. A significant portion of the St. Louis network was built in 2004 and was activated for our customers who roam into the market. Previous guidance for depreciation, amortization and accretion did not change.

Beginning in 2005, U.S. Cellular's net customer additions guidance only includes retail net customer additions, from its own marketing channels, and does not include wholesale customers.

U.S. Cellular 2005 guidance as of March 18, 2005:

U.S. Cellular:
Retail net customer additions		475,000 - 525,000
Service Revenues	+/–	$2.9 billion
Operating Income		$180 - $220 million
Depreciation, amortization and accretion		$530 million
Capital Expenditures		$570 - $610 million

TDS Telecom 2005 guidance has not changed:

TDS Telecom ILEC:
Operating Revenues	$655 - $665 million
Operating Income	$170 - $180 million
Depreciation, amortization and accretion	$135 million
Capital Expenditures	$120 - $130 million

TDS Telecom CLEC:
Operating Revenues	$240 - $250 million
Operating Income	$(15) - $(10) million
Depreciation, amortization and accretion	$30 million
Capital Expenditures	$30 - $35 million

Any prior guidance that is not consistent with the above should no longer be relied upon. The foregoing guidance represents the views of management as of March 18, 2005 and should not be assumed to be accurate as of any date other than such date. TDS undertakes no legal duty to update such information whether as a result of new information, future events or otherwise.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Dec. 31, 2004, the company employed 11,500 people and served 6.1 million customers/units in 36 states.

As of Dec. 31, 2004, U.S. Cellular Corporation, the nation's seventh largest wireless service carrier, provided wireless service to 4.9 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of USM to launch the operations of the licensed areas involved in the AT&T Wireless transaction completed in August 2003; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; the impact of local number portability; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly service revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com